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EXHIBIT 2


                               VOTING AGREEMENT

         This Voting Agreement (this "Agreement") has been made as of November 1, 1998 (the "date hereof") by The ServiceMaster Company ("ServiceMaster") and other parties who have executed this Agreement (herein called the "Stockholders").

                                   RECITALS

         A. Concurrently with the execution and delivery of this Agreement, ServiceMaster, SVM Acquisition Corporation, a wholly-owned subsidiary of ServiceMaster ("Merger Subsidiary"), and LandCare USA, Inc. ("LandCare") are entering into a Plan of Reorganization and Agreement and Plan of Merger of even date herewith (which as constituted from time to time is herein called the "Merger Agreement") which provides, among other things, that Merger Subsidiary be merged into LandCare and that upon such Merger, LandCare will become a wholly-owned subsidiary of ServiceMaster. The Merger Agreement also provides that upon consummation of the Merger, each share of LandCare's Common Stock outstanding immediately prior to consummation of the Merger will be converted into a fraction of a share of Common Stock issuable by ServiceMaster. The term "Merger" whenever it is used in this Agreement means the merger of the Merger Subsidiary into LandCare.

         B. The Stockholders are the record and beneficial owners of the number of shares of LandCare common stock set forth adjacent to the Stockholders' signatures to this Agreement. The term "Stockholders' LandCare Shares" means the shares of Common Stock listed adjacent to the Stockholders' signatures and any other LandCare shares the Stockholders may acquire after the date hereof.

         C. The Stockholders have entered into this Agreement to induce ServiceMaster to enter into the Merger Agreement.

THE PARTIES AGREE AS FOLLOWS:

         1. Agreement to Vote Shares.
            ------------------------

            (a) The Stockholders confirm that the Stockholders desire that the Merger occur and have concluded that it is in the best interests of LandCare and such Stockholders that LandCare's Board approve the Merger Agreement and that LandCare sign the Merger Agreement and that it is better for LandCare to make the commitments required by the Merger Agreement than to take the risk that by seeking a higher offer for LandCare, the opportunity for acquisition by ServiceMaster may be lost.

            (b) At every meeting of the stockholders of LandCare called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of LandCare with respect to any of the following, the Stockholders irrevocably agree to vote the Stockholders' LandCare Shares: (i) in favor of the adoption of the Merger Agreement and approval of the Merger and any matter that could reasonably be expected to
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facilitate consummation of the Merger (the "Merger Proposal"); and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with ServiceMaster and its affiliates and against any reorganization, recapitalization, liquidation or winding up of LandCare (each of the things cited in this clause (ii) is hereinafter referred to as an "Opposing Proposal").

          (c) The voting commitments in this Section 1 and in Section 2 and the authorization in Section 3 shall end when and if (but not before) the Merger Agreement shall be terminated in accordance with its terms.

     2.   No Support for Opposing Proposals.
          ---------------------------------

          (a) The Stockholders shall not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask LandCare's Board to consider, support or seek any Opposing Proposal, or otherwise take any action designed to make any Opposing Proposal more likely.

          (b) The Stockholders shall not meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of a person after becoming aware that the person has made or is considering making a Opposing Proposal. The Stockholders shall promptly advise ServiceMaster of each contact the Stockholders or any of the Stockholders' representatives may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide ServiceMaster with all information ServiceMaster requests available to the Stockholders regarding any Opposing Proposal or possible Opposing Proposal.

          (c) The Stockholders will not make any claim or join in any litigation alleging that LandCare's Board is required to consider, endorse or Support any Opposing Proposal or to invite or seek any Opposing Proposal.

          (d) The Stockholders shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair ServiceMaster's ability to exercise any of the rights granted by this Agreement or the value of any such exercise.

     3.   Authorization to Execute Ballot. The Stockholders hereby irrevocably
          --------------------------------
authorize ServiceMaster to execute as attorney in fact for the Stockholders any ballot or consent form ServiceMaster shall reasonably deem appropriate to accomplish the votes and consents required by this Agreement.

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     4.   Transfer Restrictions.
          ----------------------

          (a) Until and unless the Merger Agreement has been terminated (i) none of the Stockholders' LandCare Shares shall be tendered in response to any tender offer, (ii) no interest in any of the Stockholders' LandCare Shares shall be sold or otherwise transferred, (iii) the Stockholders will not take any other action which would impair Stockholders' ability to vote any of Stockholders' LandCare Shares in the manner required by this Agreement and (iv) subject to
Section 11 hereof, the Stockholders' commitments in Sections 1 though 3 shall be irrevocable.

          (b) The Stockholders hereby agree that for the period ending on the first anniversary of the issuance of the Stockholders' LandCare Shares the Stockholders shall not sell, offer to sell, or otherwise transfer or dispose of any ServiceMaster shares received in the Merger in exchange for the Stockholders' LandCare Shares (the "Stockholders' ServiceMaster Shares"), engage in put, call, short-sale, straddle or similar transactions involving ServiceMaster Shares, or in any other way reduce the Stockholders' risk of owning Stockholders' ServiceMaster Shares, provided that this restriction shall not prohibit the Stockholders from pledging Stockholders' ServiceMaster Shares to secure full-recourse indebtedness. ServiceMaster shall be entitled to place a legend on the certificates representing the Stockholders' ServiceMaster Shares identifying the restrictions imposed by this paragraph.

          (c) The Stockholders hereby agree that Stockholders' LandCare Shares shall be legended to reflect the restrictions set forth herein in form reasonably satisfactory to ServiceMaster. Upon execution of this Agreement, the Stockholders shall deliver their LandCare Shares to LandCare for placement of the restrictive legend and the shares shall be promptly returned to the Stockholders thereafter.

     5.   Representations and Warranties of the Stockholders.
          --------------------------------------------------

          (a) The Stockholders hereby warrant to ServiceMaster that the Stockholders have the capacity to enter into this Agreement and the night and power to perform their obligations under this Agreement.

          (b) The Stockholders are not subject to or obligated under any provision of (i) their organizational documents (if the Stockholders are not a natural person), (ii) any contract, license, franchise or permit, or (iii) any order, judgment or decree which would be breached or violated by the execution, delivery and performance of this Agreement by the Stockholders.

          (c) No authorization, consent or approval of, or any filing with, any public body, court or authority is necessary for consummation by the Stockholders of the transactions contemplated by this Agreement.

          (d) The Stockholders' LandCare Shares listed adjacent to the Stockholders' signature to this Agreement constitute all of LandCare Common Stock over which the Stockholders possess beneficial ownership or voting power on the date of this Agreement. The Stockholders have absolute ownership of the Stockholders' LandCare Shares free of any adverse interest and have

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necessary and sufficient right and authority to make the commitments with respect to the Stockholders' LandCare Shares contained in this Agreement.

          (e) The Stockholders are accredited investors as defined in the Rule 501 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and are affiliates of LandCare. The Stockholders are able to assess the risks and benefits of the transactions contemplated by this Agreement. The Stockholders understand that ServiceMaster and LandCare are each willing to respond to any questions or supply any information the Stockholders shall desire in order to assess the risks and benefits of the transactions contemplated by this Agreement and hereby confirm that there are no questions that the Stockholders desire to ask or information the Stockholders desire to obtain that has not been answered or supplied prior to the Stockholders' execution of this Agreement.

     6.   Indemnification Currency. The Stockholders acknowledge that the
          ------------------------
Stockholders formerly had an ownership interest in a business enterprise previously acquired by LandCare and that LandCare issued the Stockholders' LandCare Shares in connection with LandCare's acquisition of that business. The agreement pursuant to which that acquisition occurred (the "Prior Acquisition Agreement") provides that the Stockholders have the right to deliver LandCare shares in satisfaction for certain indemnification obligations of the Stockholders that may arise under that Agreement. ServiceMaster hereby agrees that after the Merger, the Stockholders may use ServiceMaster shares to satisfy any indemnification obligations that the Stockholders may have under the Prior Acquisition Agreement to the same extent that the Stockholders were permitted to use LandCare shares prior to the Merger. The Stockholders hereby agree that the Merger shall not limit or impair any indemnification obligation that the Stockholders may have under the Prior Acquisition Agreement and hereby agree that the provisions in the Prior Acquisition Agreement that permit the Stockholders to utilize LandCare shares to satisfy, any certain indemnification obligations that may arise under the Prior Acquisition Agreement shall be deemed after the Merger to refer to ServiceMaster shares.

     7.   Further Assurances. The Stockholders will, upon the request of
          ------------------
ServiceMaster, execute and deliver such documents and take such action reasonably deemed by ServiceMaster to be necessary or desirable to more effectively complete and evidence the transactions contemplated by this Agreement.

     8.   Expenses. All costs and expenses incurred in connection with this
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Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     9.   Amendment; Assignment. This Agreement may not be modified, amended,
          ---------------------
altered or supplemented except by a writing signed by ServiceMaster and the Stockholders. Neither the Stockholders nor ServiceMaster may assign any of its rights or obligations under this Agreement without the written consent of the other.

     10.  Notices. All notices, requests, claims, demands and other
          -------
communications hereunder shall be in writing and shall be given in person, by telegram or facsimile (receipt verified), or sent

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by registered or certified mail (postage prepaid, return receipt requested), and shall be deemed to have been duly given if so given, to the respective parties as follows:

          If to ServiceMaster:               The ServiceMaster Company
                                             One ServiceMaster Way
                                             Downers Grove, IL 60515
                                             Attention:  Vernon T. Squires

          With a copy to:                    Kirkland & Ellis
                                             200 E. Randolph Drive
                                             Chicago, IL 60601
                                             Attention:  Robert H. Kinderman

          If to any Stockholder:             To the address set forth adjacent
                                             to the Stockholder's Signature

or to such other address as any party may have furnished to the other in writing, except that changes of address shall only be effective upon receipt.

     11.  No Constraints on Actions As a Director. Nothing in this Agreement
          ---------------------------------------
shall be deemed to restrict Mark S. Yahn ("Yahn") from taking any action in the capacity of director of the Corporation that he shall believe or is advised by counsel are necessary to fulfill his fiduciary duties as a director. Yahn confirms that he will be able to take all of the actions required by Sections 1 and 3 of this Agreement without any conflict with his obligations as a director and that, accordingly, nothing in the preceding sentence shall be deemed to limit or impair his agreements in Sections 1 and 3.

     12.  Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

     13.  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The Stockholders hereby submit to the nonexclusive jurisdiction of the Federal and state courts located in Delaware in connection with any dispute related to this Agreement or any of the matters contemplated hereby.

     14.  Binding Effect. This Agreement shall be binding upon, inure to the
          --------------
benefit of and be enforceable by the successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. The Stockholders agree that money damages

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are not an adequate remedy for breach of the Stockholders' voting agreements in this Agreement or Stockholders' other agreements herein and that ServiceMaster may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to require any vote required by the terms of this Agreement or to enforce or prevent any violations of the provisions of this Agreement.

     15.  Entire Agreement. This Agreement, those documents expressly referred
          ----------------
to herein and other documents executed by the parties in respect to the matters herein embody the complete agreement between the parties in respect to the matter herein and supersede and preempt any prior understandings, agreements or representatives by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     16.  Severability. If any term, provision, covenant or restriction of this
          ------------
Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     17.  Miscellaneous. The headings contained in this Agreement are for
          -------------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, subsections and clauses refer to Sections, subsections and clauses of this Agreement unless otherwise stated.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        THE SERVICEMASTER COMPANY


                                        By: /s/ R.D. Erickson
                                            ------------------------------------
                                            Name:   R.D. Erickson
                                            Title:  Executive Vice President


                                        STOCKHOLDERS:

                                            /s/ Mark S. Yahn
                                        ----------------------------------------
                                        Print Name:  Mark S. Yahn
                                        Address:   222 Sovereign Court
                                                  Altamonte Springs, FL 32701

                                            /s/ Laurie L. Yahn
                                        ----------------------------------------
                                        Print Name:  Laurie L. Yahn
                                        Address:   222 Sovereign Court
                                                  Altamonte Springs, FL 32701

                                        Aggregate Number of`Stockholders'
                                        LandCare Shares: 360,000

                                        Title and Date of Prior Acquisition
                                        Agreement and name of business sold to
                                        LandCare:

                                        Agreement and Plan of Organization made
                                        as of March 17, 1998 by and among
                                        LandCare USA, Inc., Ground Control
                                        Acquisition Corp., Ground Control
                                        Landscaping. Inc., Mark S. Yahn and
                                        Laurie L. Yahn.

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